UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2025

DEEP ISOLATION NUCLEAR, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-56406	87-4225965
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Addison Street, Suite 300 Berkeley, CA	94704
(Address of Principal Executive Offices)	(Zip Code)

(509)-943-5222
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2025, the Board of Directors (the “Board”) of Deep Isolation Nuclear, Inc. (the “Company”) elected to increase the size of the Board from 5 to 7 directors. Upon the recommendation of the Nominating and Governance Committee of the Board, the Board unanimously appointed Ms. Christa Steele as a Class A director, effective September 25, 2025.

Ms. Steele, age 51, previously served as Interim CEO and director for Balco Holdings, Inc from 2020 to 2022. Before that, she served as President, CEO and director of Mechanics Bank from 2013-2015. She also currently serves on the boards of directors of The Doctors Company, the largest physician-owned medical malpractice insurer in the U.S., and Tanimua & Antle, an industry leading grower, packer and global shipper of produce, and has served in those roles since 2023 and 2019, respectively.

Ms. Steele will serve as a Class A director of the Company, with a term expiring at the next annual meeting of the Company’s stockholders. Ms. Steele has been appointed to serve on the Nominating and Governance Committee, Compensation Committee and Audit Committee of the Board. The Board has affirmatively determined that Ms. Steele is “independent” within the meaning of Nasdaq’s and the SEC’s corporate governance rules.

Ms. Steele was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person. There are no related party transactions between Ms. Steele or any member of her immediate family and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Steele will be compensated for her service as a director on the same basis as the Company’s other non-employee directors and committee chairs, which compensation will be pro-rated for service until the end of the current fiscal year. Payment of Ms. Steele’s compensation for her service on the Board will be made in quarterly installments. In addition, as a component of her compensation for service on the Board and consistent with the equity incentive compensation granted to each other non-executive director of the Board, Ms. Steele received a discretionary grant of equity incentive awards consisting of 32,500 restricted stock units (“RSUs”) with a market value of $97,500 based on a price per share of $3.00 and 10,833 stock options with an exercise price of $3.00 per share. Such awards were granted effective October 1, 2025, pursuant to the Company’s 2025 Equity Incentive Plan (the “Plan”). The description of the equity incentive awards granted to Ms. Steele included in this Item 5.02 is qualified in its entirety by the full text of the form RSU agreement and stock option agreements and the Plan, which are filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2025.

In connection with Ms. Steele’s appointment to the Board, the Company and Ms. Steele entered into the Company’s standard form of indemnification agreement. This agreement requires the Company to indemnify Ms. Steele to the fullest extent permitted by applicable law for certain liabilities to which she may become subject as a result of her service as a director of the Company. The foregoing summary of the indemnification agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the indemnification agreement, a copy of which is filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on July 28, 2025.

Item 7.01 Regulation FD Disclosure

On September 30, 2025, the Company issued a press release announcing the restart of a U.S. Trade and Development Agency-funded feasibility study relating to deep borehole disposal viability of Bulgarian spent nuclear fuel. A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by reference.

On October 1, 2025, the Company issued a press release announcing Ms. Steele’s appointment to the Board. A copy of the press release is furnished as Exhibit 99.2 and incorporated herein by reference.

The information contained in this Item 7.01 and in the accompanying Exhibits 99.1 and 99.2 are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless expressly incorporated by reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release, dated September 30, 2025 (Announcing Restart of Feasibility Study)
99.2	Press Release, dated October 1, 2025 (Appointment of Director)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEEP ISOLATION NUCLEAR, INC.

Date: October 1, 2025	By:	/s/ Rodney Baltzer
Rodney Baltzer
President and Chief Executive Officer

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